SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2006

Monster Worldwide, Inc.

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-21571	13-3906555
(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue
New York, NY 10017
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (212) 351-7000

None.
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01.                              ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 27, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Monster Worldwide, Inc. (the “Company”) approved the individual performance goals for the Company’s executive officers to be utilized for the determination of 2006 calendar year performance awards under the Company’s 1999 Long Term Incentive Plan (the “LTIP”) for the year ending December 31, 2006.

The performance goals are based upon the attainment by the Company of one or more of a range of certain target levels of, or certain specified percentage increases in, earnings per share, earnings or revenue (the “2006 Goals”). Subject to the terms of the LTIP and the adjustments described below, upon achievement of specified 2006 Goals, each of Andrew J. McKelvey, William Pastore, Charles Baker, John Mclaughlin, Myron Olesnyckyj, Steven Pogorzelski, Douglas Klinger, Chris Power, Brad Baker, Brian Farrey and Jonathan Trumbull will be entitled to receive bonuses in specified amounts.

Payments of such performance awards shall be subject to the relevant officer remaining employed by the Company through December 31, 2006 (irrespective of whether any cessation or termination of employment is voluntary or involuntary) and shall be subject to the terms and conditions of the LTIP, including the Compensation Committee’s right to reduce the amount that would otherwise be payable pursuant to a performance-based award. To the maximum extent permissible under the LTIP, the bonuses shall be payable first in cash and then in shares of the Company’s common stock, par value $.001 per share (“Common Stock”). The maximum aggregate cash amount that may be paid to any single individual named above under the LTIP with respect to calendar 2006 (whether under the performance-based awards outlined above or other performance-based awards which end with or within calendar 2006) is $1,000,000; any amount in excess of such $1,000,000 that would otherwise be payable to a single individual under the LTIP with respect to calendar 2006 shall instead be payable to such individual in fully vested shares of Common Stock issued under the LTIP on March 9, 2007. The maximum number of shares of Common Stock that may be issued to any single individual named above under the LTIP with respect to calendar 2006 is 2,000,000.

In addition, on March 27, 2006, the Compensation Committee authorized the form of 2006 Management Incentive Plan for Brian Farrey, an executive officer of the Company, pursuant to which he can receive an additional target bonus upon the attainment of individual performance goals based on meeting certain expense budgets. A copy of the form of 2006 Management Incentive Plan is attached hereto as Exhibit 10.1.

On March 27, 2006, the Compensation Committee also approved the grant of restricted stock units under the LTIP to approximately 350 employees of the Company, including certain executive officers, subject to the execution of a Restricted Stock Unit Agreement (each an “RSU Agreement”) by the Company and each such grantee. The executive officers receiving such grants and the maximum number of shares of Common Stock covered by such grants are set forth below:

Name of Executive Officer	Number of Shares
William Pastore	75,000
Charles Baker	40,000
John Mclaughlin	40,000
Myron Olesnyckyj	17,000
Steven Pogorzelski	17,000
Douglas Klinger	17,000
Chris Power	17,000
Brad Baker	17,000
Brian Farrey	17,000
Jonathan Trumbull	5,000

Notwithstanding the foregoing, the number of shares of Common Stock covered by each RSU Agreement are subject to reduction or elimination based on whether or not certain specified performance-based conditions set forth in Appendix A to the RSU Agreement are satisfied. If the optimal performance-based condition becomes satisfied, the maximum number of restricted stock units will vest in 25% increments on each of March 5, 2007, March 5, 2008, March 5, 2009 and March 5, 2010, provided that the recipient is continuously employed by the Company or any of its affiliates on each applicable vesting date. In the event the optimal performance-based condition is not satisfied but a minimum performance-based condition is satisfied, a reduced number of restricted stock units will vest in 25% increments on each of March 5, 2007, March 5, 2008, March 5, 2009 and March 5, 2010, provided that the recipient is continuously employed by the Company or any of its affiliates on each applicable vesting date. In the event the minimum performance-based condition is not satisfied, no restricted stock units will be awarded. Restricted stock units may automatically vest if during the recipient’s employment the recipient dies or incurs a specified disability, or there occurs a Change in Control (as defined in the RSU Agreement). A form of the RSU Agreement is filed herewith as Exhibit 10.2.

ITEM 9.01.                              FINANCIAL STATEMENTS AND EXHIBITS.

(d)                         Exhibits.

10.1                   Form of 2006 Management Incentive Plan for Brian Farrey.

10.2                   Form of Monster Worldwide, Inc. Restricted Stock Unit Agreement.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.
(Registrant)

By:	/s/ Myron Olesnyckyj
Myron Olesnyckyj
Senior Vice President and General Counsel

Dated: March 31, 2006